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                                                                    EXHIBIT 99.1

                                LETTER OF INTENT

ThermoEnergy Corporation ("TEC") and CSC, Inc. ("CSC") agree as follows:

         1. TEC and CSC will each respect the confidential nature of information provided by each to the other.

         2. TEC and CSC are considering a transaction in which TEC will issue to CSC common shares of TEC in a number to be determined (the "TEC shares") in exchange for 100% of the fully diluted equity of CSC ("CSC Equity"), making CSC a wholly-owned subsidiary of TEC, except that (i) CSC shall have the right to return to TEC the TEC shares at any time prior to December 31, 2003, receive in return back from TEC the CSC Equity, and continue on as an independent company, and (ii) current CSC management shall continue to operate CSC as an independent company until December 31, 2003, but not thereafter in the event that CSC has not returned to TEC the TEC shares prior to December 31, 2003.

         3. Except for paragraph one (1) hereof, this letter is a nonbinding statement of intent.



By:  /s/ Dennis C. Cossey                    By:    /s/ Harry Claterbos
    -------------------------------              -------------------------------
     Dennis C. Cossey, CEO                                Harry Claterbos
     For:  ThermoEnergy Corporation          For:  Container Service Company